  Exhibit 99.1

Dynatronics Reports First Quarter Results for Fiscal 2021

Eagan, MN (November 12, 2020) – Dynatronics Corporation (NASDAQ:DYNT), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, today announced financial results for its first quarter of fiscal year 2021.

Net sales for the quarter ended September 30, 2020 were $12.1 million, a decrease of $4.3 million, or 26.0%, compared to $16.4 million in the same period of the prior year. Gross profit decreased $1.3 million, or 24.3%, to $3.9 million compared to $5.2 million in the same quarter of the prior year. The decrease in net sales and gross profit compared to the prior year period were primarily attributable to COVID-19 precautions and associated deferral on elective procedures. Gross margin for the quarter was 32.2% compared to 31.4% in the same period of the prior year.

Net loss for the quarter ended September 30, 2020 was approximately $0.4 million, compared to a net gain of $0.1 million for the same quarter of the prior fiscal year. The Company experienced positive cash flow from operating activities of $1.1 million in the first quarter of fiscal year 2021.

“Over the last two quarters, we have demonstrated the ability to stabilize the business through decisive actions, despite the significant disruption to our customers,” said John Krier, President and CEO of Dynatronics Corporation. “We are committed to our brands, our customers, and our employees and will continue to pursue and execute our growth strategy as opportunities present themselves.”

Due to continued uncertainty resulting from the ongoing COVID-19 pandemic, Dynatronics will not provide guidance for fiscal year 2021.

Conference Call

Dynatronics has scheduled a conference call for investors on November 12, 2020, at 8:30 AM ET. Those wishing to participate should call (844) 407-9500 (U.S./Canada callers) or (862) 298-0850 (international callers). A replay will be available by dialing (877) 481-4010, Pin 38163.

About Dynatronics Corporation

Dynatronics Corporation is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The Company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The Company’s products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Solaris™, Hausmann™, Physician’s Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

Safe Harbor Notification

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Those statements include references to the Company’s expectations and similar statements. Such forward-looking statements reflect the views of management at the time such statements are made. These statements include references to our financial guidance, expected revenues, gross profit, and selling, general, and administrative expenses. These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations including uncertainties involving the impact of the COVID-19 pandemic. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the Company’s most recent filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, which was filed on September 24, 2020. Dynatronics does not undertake to update its forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary Financial Results

The following is a summary of operating results for the quarters ended September 30, 2020 and 2019 and balance sheet highlights at September 30, 2020 and June 30, 2020.

Summary Selected Financial Data
Statement of Operation Highlights
In thousands, except share and per share amounts

	Quarter Ended
	September 30,
	2020	2019

Net sales	$12,133	$16,390
Cost of sales	8,231	11,236
Gross profit	3,902	5,154

Selling, general, and admin. expenses	4,246	4,925
Other expense, net	(34)	(130)
Income tax provision	-	-
Net (loss) income	$(378)	$99

Convertible preferred stock dividend, in common stock	(194)	(167)
Net loss attributable to common stockholders	$(572)	$(68)

Net loss attributable to common stockholders per common share - basic and diluted	$(0.04)	$(0.01)
Weighted-average common shares outstanding - basic and diluted	14,080,361	8,576,961

Balance Sheet Highlights
In thousands

	September 30, 2020	June 30, 2020
Cash and cash equivalents	$2,291	$2,316
Trade accounts receivable, net	5,609	4,894
Inventories, net	6,169	8,372
Prepaid & other	1,824	493
Total current assets	$15,893	$16,075

Accounts payable	$3,258	$3,014
Accrued payroll and benefits expense	1,565	1,205
Accrued expenses	1,037	768
Other current liabilities	2,084	1,679
Line of credit	0	1,013
Total current liabilities	$7,944	$7,679

Contact:
Dynatronics Corporation
Investor Relations
Skyler Black
(801) 676-7201
skyler.black@dynatronics.com

For additional information, please visit: www.dynatronics.com
Connect with Dynatronics on LinkedIn